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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                           SONUS PHARMACEUTICALS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   835692 10 4
                                 (CUSIP Number)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G


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CUSIP NO. 835692 10 4                                          PAGE 2 OF 5 PAGES
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1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven C. Quay, M.D., Ph.D.
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2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a) [ ]

            (b) [ ]
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3           SEC USE ONLY


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4           CITIZENSHIP OR PLACE OF ORGANIZATION


            United States
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                                      5        SOLE VOTING POWER
             NUMBER OF
               SHARES                          1,581,617
            BENEFICIALLY   -----------------------------------------------------
              OWNED BY                6        SHARED VOTING POWER
                EACH
             REPORTING                         -0-
               PERSON      -----------------------------------------------------
                WITH                  7        SOLE DISPOSITIVE POWER

                                               1,581,617
                           -----------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                               -0-
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9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


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10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [ ]
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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            18.0%
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12          TYPE OF REPORTING PERSON

                     IN
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ITEM 1.

         (a)      Name of Issuer:  SONUS Pharmaceuticals, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  22026 20th Avenue, S.E., Suite 102, Bothell, Washington  98021

ITEM 2.

         (a)      Name of Person Filing:  Steven C. Quay, M.D., Ph.D.

         (b)      Address of Principal Business Office:
                  22026 20th Avenue, S.E., Suite 102, Bothell, Washington  98021

         (c)      Citizenship:  United States of America

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  835692 10 4

ITEM 3.

         If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under Section 15 of the
                           Act;

         (b)      [ ]      Bank as defined in Section 3(a)(6) of the Act;

         (c)      [ ]      Insurance company as defined in Section 3(a)(19) of
                           the Act;

         (d)      [ ]      Investment company registered under Section 8 of the
                           Investment Company Act;

         (e)      [ ]      Investment advisor registered under Section 203 of
                           the Investment Advisors Act of 1940;

         (f)      [ ]      Employee benefit plan, pension fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or endowment fund;

         (g)      [ ]      Parent holding company, in accordance with Section
                           240.13d-1(b)(ii)(G);

         (h)      [ ]      A group, in accordance with Section
                           240.13d-1(b)(1)(2)(H).

ITEM 4.  OWNERSHIP.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5%, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount beneficially owned: 1,581,617

         (b)      Percent of class: 18.0%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 1,581,617

                  (ii)     Shared power to vote or to direct the vote:  -0-

                  (iii) Sole power to dispose or to direct the disposition of: 1,581,617

                  (iv) Shared power to dispose or to direct the disposition of: -0-

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ITEM 5.  OWNERSHIP OF 5% OR LESS OF CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1997                By:  /s/ Steven C. Quay, M.D., Ph.D.
                                            ----------------------------------
                                                 Steven C. Quay, M.D., Ph.D.


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